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                                                                    Exhibit 1.16

                                                                 Draft: 04/14/99

                               SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT made as of this 15 day of April, 1999 by and between TUFTS ASSOCIATED HEALTH PLANS, INC., a Delaware corporation, having an address of 333 Wyman Street, Waltham, Massachusetts 02454 ("Sublessor"), and ALTAREX U.S., CORP., a Delaware corporation, having an address of 303 Wyman Street, Suite 125, Waltham, Massachusetts 02451 ("Sublessee").

                                   WITNESSETH:

WHEREAS, by a lease dated August 4, 1995 (hereinafter called the "Main Lease"), 275 Wyman Street Trust (hereinafter called the "Lessor") leased certain premises located on the first, second and third floors of 303 Wyman Street, Waltham, Massachusetts, all as more specifically described in the Main Lease (hereinafter called the "Sublessor's Premises"), to the Sublessor (a copy of the Main Lease being annexed hereto as "Exhibit A" and made a part hereof); and

WHEREAS, the Sublessor has agreed to sublease to Sublessee a portion of the Sublessor's Premises consisting of approximately 1887 square feet on the first floor as shown on "Exhibit B" attached hereto and incorporated herein by this reference, and to lease to Sublessee the cubicle and office furniture owned by Sublessor and located therein (collectively, the "Premises"), on the terms stated herein.

     NOW, THEREFORE, it is agreed between the parties hereto as follows:

     1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Main Lease.

     2. The Sublessor hereby leases to the Sublessee, and the Sublessee hereby takes and leases from the Sublessor, all of Sublessor's right, title and interest in and to the Premises, to have and to hold the Premises for a term (the "Term") commencing on April 15, 1999 and terminating on December 31, 1999, unless sooner terminated under the terms of this Sublease Agreement or as provided in the Main Lease.

     3. Sublessor hereby represents and warrants to Sublessee that the copy of the Main Lease attached hereto as "Exhibit A" is true and accurate. Except as shown on "Exhibit A", the Main Lease has not been modified, amended or terminated as affects the Premises and is in full


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force and effect. Sublessor is not in default under the Main Lease, nor has
Sublessor done or failed to do anything which with notice, the passage of time or both could ripen into a default. To Sublessor's knowledge, Lessor is not in default under any of its obligations under the Main Lease.

     4. The Sublessee hereby assumes and agrees to be bound by and to faithfully perform all of the obligations of the Sublessor as tenant under the Main Lease with respect to the Premises, except as otherwise expressly provided for herein. It is further agreed that the relationship between, and rights of, the Sublessee and Sublessor with respect to the Premises shall, except as expressly provided for herein, be governed by the Main Lease as if they were tenant and landlord, respectively, under the Main Lease, and that the Sublessor specifically shall have all rights granted to the Lessor under the Main Lease with respect to enforcement of the provisions of this Sublease Agreement and the termination hereof, provided however, that the Sublessor shall not be deemed to guarantee performance by the Lessor of its obligations under the Main Lease, and the Sublessor shall have no liability to the Sublessee for any default in this Sublease Agreement caused by the default or any other act of the Lessor under the Main Lease. It is further agreed that performance by Sublessor shall be conditional upon the performance by the Lessor of its obligations under the Main Lease, which obligations Sublessor agrees to use reasonable efforts to enforce. In the event that Lessor shall not comply with its obligations under the Main Lease, Sublessor shall use reasonable efforts to enforce such obligations against Lessor on Sublessee's behalf; provided, however, Sublessor shall not be required to commence litigation against Lessor to enforce such obligations on Sublessee's behalf. Sublessor shall not amend or modify the Main Lease so as to adversely affect the rights or increase the obligations of Sublessee.


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     5.   Sublessee covenants and agrees with Sublessor to pay Sublessor as rent
("Rent"), in advance on the third day prior to the first day of each calendar month during the Term, an amount equal to $5,764.70. Sublessee shall not be responsible for any other rent or charges, including but not limited to taxes, operating expenses and charges for electricity due from Sublessor under the Main Lease. Sublessee shall deliver to Sublessor upon execution of this Sublease Agreement an amount equal to $8,647.05 which shall constitute Rent due hereunder for the period of April 15 - May 31, 1999. All payments due hereunder to Sublessor shall be made to Nicholas Thompson, Director of Finance, Tufts Associated Health Plans, Inc., 333 Wyman Street, Second Floor, Waltham, Massachusetts 02454.

     6. Sublessee covenants and agrees to use the Premises for the uses permitted under the Main Lease and for no other purpose.

     7. All of the terms and conditions of the Main Lease are hereby incorporated herein, except as otherwise provided herein, and except for the terms and conditions set forth in the following sections of the Main Lease: 1.1 (Subjects Referred To), 1.3 (Other Hobbs Brook Office Park Leases), 2.1 (Premises and Exclusions) and all its subsections, 2.4 (Term) and all its subsections, 2.5 (Annual Fixed Rent), 2.6 (Additional Charges-Operating Expenses and Taxes) and all its subsections, Article III (Construction of Premises),
4.4.1 (Property Insurance), 4.5 (Competitors), Article VI (Casualty and Taking),
7.1 (Termination for Default or Insolvency), 8.3 (Notice), 8.6 (Brokerage), 8.15 (Notice of Lease), 8.18 (Consolidation), and 9.1 (Landlord's Liability), and
Article XI (Parking).

     8. The Sublessor covenants that as long as Sublessee is not in default hereunder, Sublessor shall pay all rents and charges as they come due under the Main Lease and discharge all of its obligations under the Main Lease. Sublessee, upon performance of its obligations


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hereunder and subject to the provisions hereof, shall for the term hereof with respect to the Premises succeed to all rights of Sublessor under the Main Lease not expressly excluded under paragraph 7 above or otherwise under this Sublease Agreement and will have quiet possession of the Premises, unless the Main Lease be terminated for any reason; provided, however, that this Sublease Agreement shall be in all respects subject to the Main Lease and if the Main Lease shall terminate during the term hereof for any reason, this Sublease Agreement shall terminate upon such termination with the same force and effect as if such termination date had been named herein as the termination date hereof; and if any provisions of this Sublease Agreement shall be in violation of the provisions of the Main Lease, the provisions of the Main Lease shall be deemed to limit the provisions hereof. It is expressly understood and agreed, however, that nothing stated in this Paragraph shall be deemed to confer upon the Sublessee any greater rights than are set forth herein nor limit any of the Sublessee's obligations hereunder.

     9. Each of the Sublessee and Sublessor hereby agrees not to do anything which will subject the Main Lease to termination by the Lessor under the provisions of the Main Lease, and if the Sublessee or Sublessor is in default of the provisions of the Main Lease, the Sublessee or Sublessor, as the case may be, may, but need not, cure said default specifically on behalf of and for the account of the defaulting party in which case all costs, damages, and expenses incurred by the non-defaulting party in connection therewith shall be paid by the defaulting party to the non-defaulting party immediately upon its demand. By curing said default on its behalf and account, as aforesaid, the non-defaulting party shall not be deemed to have waived any of its rights nor to have released the defaulting party from any of its obligations under this Sublease Agreement.

     10. This Sublease is upon the condition that (1) if Sublessee shall fail to perform or observe any of Sublessee's covenants, and if such failure shall continue, (a) in the case of Rent


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or any sum due to Sublessor hereunder, for more than three (3) days after notice, or (b) in any other case, after notice, for more than twenty-five (25) days (provided that if correction of any such matter reasonably requires longer than 25 days and Sublessee so notifies Sublessor within 18 days after Sublessor's notice is given together with an estimate of time required for such cure, Sublessee shall be allowed such longer period, but only if cure is begun during such 25-day period and such delay does not cause increased risk of damage to person or property); (2) if three or more notices under clause (1) hereof are given during the term of this Sublease; (3) if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Sublessee's property for the benefit of creditors; (4) if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Sublessee's property and such appointment is not discharged within 90 days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Sublessee under any bankruptcy law or is filed against Sublessee and the same shall not be dismissed within 90 days from the date upon which it is filed, then, and in any of said cases, Sublessor may, immediately or at any time thereafter elect to terminate this Sublease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein. Upon termination by notice, by entry, or by any other means available under law, Sublessor shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Sublessee and those claiming through or under Sublessee. Such termination of this Sublease and repossession of the Premises shall be without prejudice to any remedies which Sublessor might otherwise have for arrears of rent or for a prior breach of the provisions of this Sublease.


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Sublessee waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Sublessee agrees that upon Sublessor's termination of this Sublease Sublessor shall be entitled to re-entry and possession in accordance with the terms hereof. Sublessor may, upon five (5) business days' notice, store Sublessee's personal property (and those of any person claiming under Sublessee) at the expense and risk of Sublessee or, if Sublessor so elects, Sublessor may sell such personal property at public auction or auctions or at private sale or sales after seven business days' notice to Sublessee and apply the net proceeds to the earliest of installments of rent or other charges owing Sublessor. If Sublessor exercises its option to designate a notice of default hereunder as a statutory notice to quit, any grace periods provided for herein shall run concurrently with any statutory notice periods. Sublessor and Sublessee waive trial by jury in any action to which they are parties in connection with this Sublease.

     11. Sublessee shall not sublet the Premises, or any portion thereof, nor assign or in any way transfer its interest in the same, nor permit others to occupy the same, nor suffer or permit the same to be assigned or transferred by operation of law or otherwise, without the prior written consent of Sublessor, which consent may be given or withheld in Sublessor's sole discretion.

     12. The Sublessee agrees to indemnify and hold the Sublessor harmless from any claim of the Lessor under the Main Lease with respect to the period of Sublessee's tenancy and against any claim for injury to persons, including death, and for property damage, arising out of the occupancy and use of the Premises by the Sublessee, its officers, agents, employees or invitees, excluding any claims which arise from Sublessor's negligence or willful misconduct.


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     13.  The Sublessor agrees to indemnify and hold the Sublessee harmless from and against any claim for injury to persons, including death, and for property damage, which arise from Sublessor's negligence or willful misconduct.

     14. The Sublessee shall maintain with respect to the Premises insurance as may be required under Section 5.5 of the Main Lease; provided, however, the amount of the insurance required under Section 5.5 shall be amended to read "not less than $1,000,000".

     15. By its execution hereof, Sublessee acknowledges that it has inspected the Premises and accepts the same "AS IS."

     16. Sublessor hereby agrees the Sublessee shall be permitted, at Sublessee's sole cost and expense, to construct a doorway in the wall shown on Exhibit B, connecting the Premises to other space currently leased by Sublessee (the "Sublessee's Work"). In connection with the Sublessee's Work, Sublessee shall be responsible for obtaining any permit necessary for the Sublessee's Work, and shall perform the work in a good and workmanlike fashion and in accordance with all applicable terms of the Main Lease. Upon the expiration of the term of this Sublease, or upon earlier termination of this Sublease, as the case may be, the Sublessee shall not be required to restore the wall in which the doorway is constructed to its original condition.

     17. Sublessor's liability to Sublessee in the event of a default by Sublessor in performance of Sublessor's obligations under this Sublease shall be limited to an amount equal to the total amount of rent due by Sublessee under the terms of this Sublease.

     18. All notices required to be given under this Sublease Agreement shall be in writing and sent by prepaid registered or certified mail, return receipt requested, or delivered by hand, to the respective parties hereto at the addresses above stated, unless in either case a different


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address is specified by either party to the other in like manner. All such notices shall be deemed given when deposited with the U.S. Postal Service or when delivered by hand.

     19. In order to induce Lessor to consent to this Sublease, (1) Sublessor agrees for the benefit of Lessor that notwithstanding this Sublease, Sublessor shall remain directly and primarily obligated as the tenant under the Main Lease and (2) Sublessee agrees for the benefit of Lessor that Sublessee shall be liable, jointly and severally with Sublessor for the performance of Sublessor's agreements under the Main Lease to the extent of the obligations undertaken by or attributable to Sublessee under this Sublease (including payment of rent and other charges under this Sublease), (3) Sublessor and Sublessee agree for the benefit of Lessor that Lessor may collect rent and other charges from Sublessee and apply the net amount collected to the rent and other charges due under the Main Lease without such collection being deemed a waiver of the provisions of
Section 5.9 of the Main Lease, or the acceptance of Sublessee as a tenant or a release of Sublessor from direct and primary liability for the further performance of tenant's covenants under the Main Lease, and that the consent by Lessor to this Sublease shall not relieve Sublessor or Sublessee from the requirement of obtaining the consent of Lessor to any further sublease or sub-sublease.

     20. If any provision of this Sublease Agreement, or the particular application thereof, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, the invalidity of such provision shall not be deemed to affect the validity of any other provision of this Sublease Agreement. Such invalid provisions shall be deemed to be stricken from this Sublease Agreement, which shall otherwise continue in full force and effect in all respects.

     21. This Sublease Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives.


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     22.  This Sublease Agreement shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

     23. This Sublease Agreement may not be amended, altered or modified except by an instrument in writing and executed by Sublessor and Sublessee.

     24. The Sublessor and the Sublessee agree not to record this Sublease Agreement or any notice or short form hereof.

WITNESS the execution hereof under seal as of the date first written above.

                                           SUBLESSOR:

                                           TUFTS ASSOCIATED HEALTH PLANS, INC.

                                             By: /s/ Russel T. Kopp
-------------------------                       --------------------------
Witness                                      Name: Russel T. Kopp
                                             Its:  Treasurer and Vice President
                                                   Risk Management


                                           SUBLESSEE:
 /s/ Joseph McPherson
-------------------------                  ALTAREX U.S., CORP.
Witness


                                             By: /s/ Edward M. Fitzgerald
                                                 ------------------------------
                                             Name:   Edward M. Fitzgerald
                                             Its:    Senior Vice President and
                                                     Chief Financial Officer


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                                     CONSENT

275 Wyman Street Trust ("Lessor"), the lessor under a lease (the "Main Lease") dated August 4, 1995, between Lessor and Tufts Associated Health Plans, Inc. ("Tufts"), hereby consents to the terms and conditions of the Sublease Agreement (the "Sublease") dated as of April 15, 1999, between Tufts and AltaRex U.S., Corp. ("AltaRex"), pursuant to which Tufts has agreed to sublease to AltaRex a portion of the premises leased by Tufts pursuant to the Main Lease (the "Subleased Premises"). Lessor hereby agrees that AltaRex shall be permitted, at AltaRex's sole cost and expense and in compliance with the Main Lease, to construct a doorway in the wall shown on Exhibit B to the Sublease, connecting the Subleased Premises to other space currently leased by AltaRex.

Dated as of April 23, 1999               275 WYMAN STREET TRUST

                                                 By: /s/ Michael D. Bank
                                                    -------------------------
                                                  Name: Michael D. Bank
                                                  Title: Managing Agent


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